EXHIBIT 5.1

VINSON & ELKINS L.L.P.
3700 TRAMMELL CROW CENTER
2001 ROSS AVENUE
DALLAS, TEXAS  75201
TELEPHONE (214) 220-7700
FAX (214) 220-7716
www.velaw.com

June 30, 2005

J. L. Halsey Corporation

103 Foulk Road, Suite 205Q

Wilmington, Delaware 19803

Ladies and Gentlemen:

We have acted as counsel for J. L. Halsey Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Securities Act”) of 13,200,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company pursuant to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on June 30, 2005, which Shares may be issued from time to time in accordance with the terms of the J. L. Halsey Corporation 2005 Equity-Based Compensation Plan (the “Plan”).

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the Certificate of Amendment to the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iv) the First Amended and Restated Bylaws of the Company, (v) certain minutes of meetings of, and resolutions adopted by, the Board of Directors of the Company authorizing the Plan and the issuance of the Shares pursuant thereto, and (vi) the Plan.

We have assumed that (i) all information contained in all documents reviewed by us is true, correct and complete, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents reviewed by us were competent to execute and deliver such documents.  In addition, we have assumed that (i) the Shares will be issued in accordance with the terms of the Plan, (ii) the full consideration for each Share will be received by the Company and will not be less than the par value for each Share, and (iii) certificates evidencing the Shares will be properly executed and delivered by the Company in accordance with the Delaware General Corporation Law (the “DGCL”).

Based on the foregoing and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares, when issued by the Company pursuant to the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the DGCL and the federal laws of the United States of America.  For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.  You should be aware that we are not admitted to the practice of law in the State of Delaware.

This opinion letter may be filed as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.